FORM OF
                  OPERATION AND MAINTENANCE SERVICES AGREEMENT


          This Operation and Maintenance Services Agreement (O&M Services Agreement) is made and entered into this ___ day of ________________, 1997, by and between Allegheny Development Corporation, a corporation organized, existing and doing business under and by virtue of the laws of the Commonwealth of Pennsylvania, with offices at Cherrington Corporate Center, 500 Cherrington Parkway, Suite 110, Coraopolis, Pennsylvania (Owner) and, Newco, a corporation organized, existing and doing business under and by virtue of the laws of Pennsylvania with offices at One NorthShore Center, 12 Federal Street, Pittsburgh, Pennsylvania (Contractor).

                                   WITNESSETH

          WHEREAS, Owner is engaged in the development and operation of energy facilities; and

          WHEREAS, Owner and Contractor desire to enter into this O&M Services Agreement regarding the operation and maintenance of Owner's Energy Facility at the Pittsburgh International Airport Midfield Terminal, for the mutual benefit of both Owner and Contractor.


          NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, privileges and obligations set forth herein, and intending to be legally bound hereby, the Owner and the Contractor agree as follows:

1 . DEFINITIONS

     The definitions contained in the "Specifications for the Scope of Responsibilities for the Provision of Operation and Maintenance Services for the Allegheny Development Corporation Energy Facility at the Pittsburgh International Airport," dated January 1997, attached hereto and made a part hereof, shall have the same meaning when used in this O&M Services Agreement.


2. WORK

     Work under this O&M Services Agreement will consist of the operation and maintenance by the Contractor of the Energy Facility as defined in the Agreement Documents identified in Article 8 of this O&M Services Agreement, capable of fully meeting the operation and maintenance requirements included in the Agreement Documents.


3. AGREEMENT OF TERM

     The term of this O&M Services Agreement begins on June 15, 1997, and continues unabated through June 14, 2002, unless terminated sooner by the Owner or extended by the Owner.

     The Contractor's service term shall be divided into the following five (5) service periods:

     a.       Operations year 6  -  from June 15, 1997 through June 14, 1998.
     b.       Operations year 7  -  from June 15, 1998 through June 14, 1999.
     c.       Operations year 8  -  from June 15, 1999 through June 14, 2000.
     d.       Operations year 9  -  from June 15, 2000 through June 14, 2001.
     e.       Operations year 10  -  from June 15, 2001 through June 14, 2002.


4. AGREEMENT PRICE AND TERMS OF PAYMENT

       a. Owner shall pay Contractor for services provided hereunder the following amounts during the following operations years:

               Operations year 6                  $849,500
               Operations year 7                  $874,500
               Operations year 8                  $899,500
               Operations year 9                  $926,500
               Operations year 10                 $954,500

       b. The above amounts shall be paid in equal monthly installments. Invoice periods shall be from the first day of the month to the last day of the month and shall also indicate the period during which operations and maintenance services were rendered. Contractor shall invoice Owner on a calendar month basis and shall render an invoice for services rendered equal to one twelfth (1/12) of the current operating year contract amount as set forth in paragraph 4(a) above, or such lesser portion of such month during which services were rendered, plus any Owner authorized reimbursable expenses, if any, which occurred during the invoice period. Owner shall make payment within thirty (30) days of receipt and approval of the invoice.


5. PAYMENT PROCEDURES

     Payment shall be made by Owner following monthly invoices submitted by Contractor.


6. DEFAULT

     Each of the following events shall constitute an event of default (herein individually called an "Event of Default" and collectively called "Events of Default") under this O&M Services Agreement:

       a. The Facility for any reason ceases to operate or significantly interrupts Energy production and delivery.

       b. The Contractor shall fail to: make any payment; perform any service; or perform or observe any other covenant, condition or agreement, required of Contractor herein.

       c. The Contractor shall suspend or terminate the operation and maintenance services of the Facility for any reason or shall negligently operate and/or maintain the Facility.

       d. The Contractor shall become insolvent or bankrupt or make an assignment for the benefit of creditors or a trustee or receiver is appointed.

       e. Bankruptcy, reorganization or insolvency proceedings shall be instituted by or against Contractor.

     In the event that Contractor's error, omission or act of negligence causes any damage to the Facility, Contractor agrees to immediately repair the damage at no cost to, and as directed by, the Owner. In addition, upon the occurrence of any Event of Default, and at any time thereafter, Owner may, at its option, declare this O&M Services Agreement to be in default, and at any time thereafter, Owner, in addition to all other rights and remedies Owner may have, shall also have the following rights and remedies:

       a. To take immediate possession of the Facility, bring any action necessary to enforce any rights of Owner growing out of the operation and maintenance of the Facility, and operate and maintain the Facility.

       b. Apply to any court for specific performance of this O&M Services Agreement; for any injunction against any violation by Contractor of this O&M Services Agreement; for the appointment of a receiver to take over and operate the Facility in accordance with the terms of this O&M Services Agreement; or for such other relief as may reasonably be appropriate.

       c. To terminate this O&M Services Agreement.

     No right or remedy referred to in this or any other Article is intended to be exclusive, but each shall be cumulative and in addition to any other right or remedy referred to in this O&M Services Agreement or otherwise available to Owner at law or in equity. Any cost incurred by Owner due to actions taken under this, or any other article will be reimbursed to Owner by Contractor.

7. LIQUIDATED DAMAGES AND PERFORMANCE GUARANTEES

     The Contractor assures that services provided in accordance with this O&M Services Agreement shall meet all O&M Services Agreement requirements and shall not cause the Owner to be found in default of any of its Operations Phase Energy Services Agreement requirements.

     If the Facility is not able to produce Energy during the term of the O&M Services Agreement, the Contractor agrees to pay the Owner $10,000 per day, for a maximum of 90 days, not as a penalty but as liquidated damages. This amount is fixed and agreed upon by the Owner and the Contractor because of the impracticability and extreme difficulty of fixing and ascertaining the actual damages that the Owner will sustain in such an event.


8. AGREEMENT DOCUMENTS

          The Agreement Documents (as the same may be amended, modified or supplemented from time to time), copies of which are already in the possession of the Owner and the Contractor are made a part hereof and consist of the following:

          a. "Specification for the Scope of Responsibilities for the Provision of Operation and Maintenance Services for the Allegheny Development Corporation Energy Facility at the Pittsburgh International Airport," dated January 1997 (the "Specification").

          b. Owner's Service Award Notification Letter.

          c. "DQE Energy Services Proposal for the Provision of Operation and Maintenance Services at the Allegheny Development Corporation Energy Facility at the Pittsburgh International Airport," dated March 13, 1997, including all attachments thereto.

          There are no Agreement Documents other than those listed above in this
          Article 8. The Agreement Documents may only be amended, modified or supplemented with the written approval of the Owner.

          To the extent there is any contradiction or nonconformity between any Agreement Document and this O&M Services Agreement, the terms of this O&M Services Agreement shall govern.

9. CONTRACTOR'S REPRESENTATIONS

     As of the date of execution of this O&M Services Agreement, Contractor makes the following representations:

     Contractor has familiarized itself with the nature and extent of the Agreement Documents, Work, site, locality, all local conditions, and all laws and regulations that in any manner may affect cost, progress, performance, regulatory compliance or furnishing of the Work.

     Contractor has obtained and carefully studied, or assumes responsibility for obtaining and carefully studying, all examinations, investigations, explorations, tests, reports and studies which pertain to the existing Facility or physical conditions at or contiguous to the Facility, or otherwise which may affect the cost, progress, performance, regulatory compliance, or furnishing of the Work, as Contractor considers necessary for regulatory compliance, the performance or furnishing of the Work, at the O&M Services Agreement Price, within the O&M Services Agreement Term, and in accordance with the other terms and conditions of the Agreement Documents in Article 8.

     Contractor has correlated the results of all such observations, examinations, investigations, explorations, tests, reports and studies with the terms and conditions of the Agreement Documents in Article 8.

     Contractor has given the Owner written notice of any and all conflicts, errors or discrepancies that Contractor has discovered in the Agreement Documents and the Owner has provided acceptable written resolution thereof to the Contractor.

10. SERVICE TERMINATION

     The Owner reserves the right to terminate the Contractor's services without further recourse or claim from the Contractor if the Facility is purchased by the County during the term of this O&M Services Agreement. The Owner agrees to provide the Contractor up to forty-five (45) days notice of this event. If the Facility is purchased by the County, the County will have no obligation to continue the Contractor's services.

     The Owner further reserves the right to terminate the Contractor's services, with or without cause, during the term of this O&M Services Agreement, or without cause at the end of the service term, and the Contractor will have no recourse or claim against the Owner.

     In the event Contractor's services are terminated under this Article 10, Owner shall pay for all services rendered through the date of termination.

11. INSURANCE

     Obligations of the Contractor with respect to insurance are set forth in the Specification.


12. INDEMNIFICATION

     The Contractor shall indemnify, defend and hold harmless the Owner, the County, its Commissioners, its officers, the County's Architect/Engineer, the County's Construction Manager, Consultants of the County's Architect/Engineer and Construction Manager, USAir, other airport tenants, and any of their officers, directors, agents and employees for all claims and losses arising out of the performance or nonperformance of any Work done under the terms of this O&M Services Agreement in any way attributable to such Work under this O&M Services Agreement for any act or omission of the Contractor, any subcontractor, anyone directly or indirectly employed by the Contractor or any subcontractor, or anyone for whom they may be liable, including, without limitation, claims for personal injury, death, property damage, destruction or loss of use of property, claims arising from the failure to obtain permits and licenses, claims for patent infringement, worker's compensation, loss of profits, direct damages, indirect damages, special damages, consequential damages, punitive damages, and claims for attorney's fees and defense expenses. The Owner may withhold from payments due the Contractor under this O&M Services Agreement a sufficient amount to cover any outstanding claims or potential liabilities arising out of the Work. Notwithstanding the foregoing, Contractor shall have no liability whatsoever for any claims or losses resulting from any Emergency Condition or Upset Condition caused in whole or in part by the County's Department of Aviation.

13. CONFIDENTIAL INFORMATION

     The Owner has classified as confidential all information pertaining to this O&M Services Agreement and the Agreement Documents. Such information has or will be made available by the Owner to the Contractor, and subsequently may be made available by the Contractor to others, on a strict need-to-know basis. Any organization or party receiving such information is not to divulge any portion thereof without the prior and express written consent of the Owner. Any organization or party no longer needing Confidential information pertaining to this O&M Services Agreement shall return such information to the Owner. Notwithstanding the foregoing, Owner acknowledges that any disclosure by Contractor of this O&M Services Agreement or the Agreement Documents, or of any information related hereto or thereto (including without limitation, filing copies of the same with the Securities and Exchange Commission) required by any statute, court of competent jurisdiction, federal, state or local government or agency or instrumentality thereof shall not be a violation of such confidentiality or of this O&M Services Agreement or any Agreement Document. Contractor shall immediately notify Owner of any and all such disclosures.

14. MECHANIC'S LIEN

     The Contractor shall execute and file in the Office of the Prothonotary of the Court of Common Pleas of Allegheny County, a waiver of the right to file a mechanic's lien which shall be effective against claims by the Contractor and all subcontractors, materialmen, and workers arising out of any Work provided under the terms of this O&M Services Agreement. The Contractor shall indemnify, hold harmless and defend the Owner and the County from any and all claims, liens, or charges of any nature whatsoever arising out of any Work provided in accordance with this O&M Services Agreement.

15. FORCE MAJEURE

     Neither the Owner nor the Contractor shall be liable to the other for any failure, delay, or interruption in performing its obligations hereunder caused by uncontrollable forces. For purposes of this article, the term "uncontrollable forces" shall mean any cause beyond the control of the Owner or Contractor, including flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, restraint by Court order or public authority. Nothing herein shall be construed so as to require Contractor to settle any strike or labor dispute in which it may be involved; provided however, that Contractor will take whatever action is necessary and available to assure the continued operation of the Facility during the period of any labor dispute.

16. ASSIGNMENTS

     Contractor responsibilities described in this O&M Services Agreement may not be assigned by the Contractor without the prior written consent of the Owner.

17. TITLE

     Title to the Energy Facility shall remain with the Owner and any item or service supplied by Contractor in accordance with this O&M Services Agreement and the Specification, attached hereto and made a part hereof, shall immediately become the property of the Owner.


18. MISCELLANEOUS

     Agreement Changes. Any changes in this O&M Services Agreement shall be in writing and signed by both parties according to a procedure to be determined at a later date.

     Headings. The headings contained in this O&M Services Agreement or included in any of the Agreement Documents in Article 8 are included for convenience or reference only. They shall in no way affect the construction or interpretation of any of the terms or provisions of this O&M Services Agreement or the Agreement Documents.

     Governing Law. This O&M Services Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     Time of Essence. It is agreed that time is of the essence for each and every portion of this O&M Services Agreement and its attachments.

     No Agency. Nothing contained in this O&M Services Agreement shall be construed to designate Contractor, its agents or employees, as the agents of the Owner, in any manner, and Contractor, its agents and employees, shall not hold themselves out to others as the agents of the Owner.

     Nonwaiver. Failure by the Owner to insist on any occasion upon strict performance of any provision of this O&M Services Agreement or to take advantage of any rights hereunder shall not be construed as a waiver thereof or the relinquishment of any such right or any other right under this O&M Services Agreement, which shall remain in full force and effect.

     Severability. Should any provision of this O&M Services Agreement be held invalid or unenforceable, such holding shall not result in invalidation of the entire O&M Services Agreement, but all remaining terms shall remain in full force and effect.

     County Matters. Contractor shall be bound by all the provisions of the Operations Phase Energy Services Agreement (entered into by Owner and the County) on the part of Owner to be performed with respect to the Energy Facility, and this O&M Services Agreement shall not in anyway have the effect of diminishing the County's rights or Owner's obligations under the Operations Phase Energy Services Agreement. This O&M Services Agreement shall not be binding on the County in the event of a breach by Owner or in the event that the County purchases the Energy Facility.

         IN WITNESS WHEREOF, this O&M Services Agreement is duly executed on the day and year first above written, by the parties hereto, intending to be legally bound hereby.



ATTEST:                       OWNER
                              ALLEGHENY DEVELOPMENT
                               CORPORATION


                              By: _______________________________


ATTEST:                       CONTRACTOR



                              By: _______________________________


                                    EXHIBIT A



                        Allegheny Development Corporation




                              SPECIFICATION FOR THE


                 SCOPE OF RESPONSIBILITIES FOR THE PROVISION OF


                       OPERATION AND MAINTENANCE SERVICES


                    FOR THE ALLEGHENY DEVELOPMENT CORPORATION


                             ENERGY FACILITY AT THE


                        PITTSBURGH INTERNATIONAL AIRPORT

                                                        January 1997



                                TABLE OF CONTENTS

                                      PAGE


  1.00  Definitions                                                 1

  2.00  Facility Location, Description and Requirements             5

  3.00  Service Term                                                6

  4.00  Contractor Operations Phase Service Requirements            7

  5.00  Staffing and Subcontracting                                13

  6.00  Programs and Procedures                                    14

  7.00  Contractor Invoices and Other Submittals                   18

  8.00  Liquidated Damages and Performance Guarantees              20

  9.00  Facility Spare Parts, O&M Equipment and Furnishings        21

10.00   Service Termination                                        23

11.00   Insurance                                                  24

12.00   Other Items                                                25

13.00   Performance Evaluation                                     28



1.0 Definitions

     The term definitions below listed apply each time the term is used, whether or not the term is capitalized at its point of use in this Specification or its attachments, enclosures, appendices or revisions.

1.01 Allegheny Development Corporation Agreement or Energy Services Agreement or Agreement.

     An Agreement dated June 27, 1989, with attachments and exhibits, between Allegheny Development Corporation (ADC) and the County of Allegheny (County) whereby ADC will, among other things, operate and maintain an Energy Facility at the Greater Pittsburgh International Airport Midfield Terminal Complex.

1.02 ADC - Allegheny Development Corporation

1.03 Boiler

     Wherever used in this Specification, the term Boiler shall mean high temperature water generator (HTWG).

1.04 Building Management System (BMS)

     That County designed, owned and operated system which provides, among its various functions, the environmental control for the Midfield Terminal's heating, ventilating, air conditioning, electric power and lighting.

1.05 Contractor

     The contractor providing operations and maintenance service as indicated in this Specification to ADC.

1.06 Cooling or Chilled Water System

     The Facility components needed to provide chilled water in the quantities, temperatures and pressures required by the Agreement. Chilled water systems include, but are not limited to, chillers, pumps, valves, condenser water filtration system, ancillary systems and components, e.g., water treating components, energy management systems, switch-gear, etc. that are needed to support, monitor and control the chilled water systems.

1.07 County, County of Allegheny and County Commissioners

     Includes such public officials and public bodies as may, by operation of Pennsylvania law, succeed to any or all of the rights, powers or duties lawfully residing in the Board of County Commissioners of Allegheny County.

1.08 Emergency (Facility) Operating Condition

     A condition including but not limited to any of the following: a Significant Equipment Failure, a loss of pressure in County supply or return piping, the continuous receipt of off-scale high or low load signals from the County or the declaration of an emergency situation or a situation requiring a Facility evacuation by the appropriate County, Owner, or Contractor authority. A series of Upset Conditions could also result in an Emergency Condition.

1.09 Energy

     The electrical and thermal requirements of the Midfield Terminal including, but not limited to, electricity, hot water and chilled water in such quantity as required under the Agreement.

1.10 Facility or Energy Facility

     The total ADC installation constructed and maintained under the terms of the Agreement including, but not limited to, ADC's energy plant within the Central Services Building, the cooling towers, and any utility connections thereto or therefrom, and including ADC's interface with County's Building Management System.

1.11 Furnish

     Unless specifically limited in context, furnish shall mean to supply all necessary materials and supply all necessary labor, equipment, transportation, personnel, services or other items to provide the item or perform the work item indicated.

1.12 Heating or Hot Water System

     The Facility components needed to provide hot water in the quantities, temperatures and pressures required by the Agreement. Heating systems include, but are not limited to, boilers, pumps, valves, heat exchangers, ancillary systems and components; e.g., water treating components, energy management systems, switchgear, etc., that are needed to support, monitor and control the heating systems.

1.13 Major Equipment

     Major Equipment includes the HTWGs and related equipment supplied by Cleaver Brooks, the Chillers and related equipment supplied by Trane, the 4 KV/480 V Switchgear and related equipment supplied by Westinghouse, the bus duct supplied by Golden Gate Switchgear and the Cooling Tower designed and material supplied by Ceramic Cooling Tower, Inc.

1.14 Normal (Facility) Operating Condition

     A condition exemplified when necessary Facility equipment is fully available to serve a County load or an expected load change, when County load changes are within expected ranges and when Facility and County parameter trends are within expected limits.

1.15 O&M Services Agreement

     An agreement between the Owner and the Contractor that provides the manner in which the Owner and the Contractor will meet the requirements and conditions of this Specification regarding furnishing of operation and maintenance services to the Allegheny Development Corporation Energy Facility at the Pittsburgh International Airport Midfield Terminal. The O&M Services Agreement may amend the requirements of this Specification.

1.16 Operation or Operating Phase

     That phase of the Facility beginning on June 15, 1992, and continuing through June 14, 2007.

1.17 Owner
     ADC

1.18 Provide
     Provide shall be used synonymously with Furnish

1.19 Scope of Responsibilities or Scope

     Scope of Responsibilities or Scope shall be used synonymously with Specification.

1.20 Significant Equipment Failure

     A failure that involves the loss or disablement of Facility equipment that was not otherwise scheduled to be out of service for operations or maintenance reasons.

1.21 Specification

     Specification shall mean the "Specification for the Scope of Responsibilities for the Provision of Operation and Maintenance Services for the Allegheny Development Corporation Energy Facility at the Pittsburgh International Airport"; i.e., this document.

1.22 Supply

     Unless specifically expanded in context, Supply shall mean to purchase, procure or obtain and make available for use. Supply may be used in terms of material, labor, personnel, equipment, goods or services.

1.23 Upset (Facility) Operating Condition

     A condition exemplified when a Facility component must be unexpectedly manually operated, removed or connected to provide service due to an unexpected Facility or County situation. Such situations include, but are not limited to, the unexpected trip (loss) of a chiller or a HTWG in the Facility or the sudden loss of a County interfacing system.

2.0 Facility Location, Description and Requirements

2.01 Location

     ADC's Facility at Pittsburgh International Airport, Midfield Terminal.

2.02 Description

     A technical description of the Facility and the Energy to be provided by the Owner is included in Specification Attachment A.

2.03 Technical Reference Documents

     A list of included Drawings and other relevant Facility technical information that form a part of this Specification is provided in Specification Attachment B.

3.0 Service Term

3.01 The term of the O&M Services Agreement begins on June 15, 1997 and continues unabated through June 14, 2002, unless terminated sooner by the Owner or extended by the Owner.

3.02 The Contractor's service term shall be divided into the following five
     (5) service periods:

     a. Operations year 6 - from June 15, 1997 through June 14, 1998.

     b. Operations year 7 - from June 15, 1998 through June 14, 1999.

     c. Operations year 8 - from June 15, 1999 through June 14, 2000.

     d. Operations year 9 - from June 15, 2000 through June 14, 2001.

     e. Operations year 10 - from June 15, 2001 through June 14, 2002.

4.0     Contractor Operations Phase Service Requirements

4.01 Operation and Maintenance Services Objectives - Contractor shall operate and maintain the Facility in a manner that meets the following:

       a. The Heating System shall be available 100% of the time. At all times sufficient heating system components shall be available to supply the maximum County demand, up to the maximum heating system contract capacity as per Attachment A of this document.

       b. The Cooling System shall be available 100% of the time. At all times sufficient cooling system components shall be available to supply the maximum County demand, up to the maximum cooling system contract capacity as per Attachment A of this document.

       c. During the heating season, from September 1 of the current calendar year to June 15 of the of the next calendar year, individual Heating System components shall be available 98% of the time. Outside of the heating season, individual heating components shall be available 85% of the time. At no time during the heating season shall more than one
          (1) HTWG be out of service. At all times sufficient Heating System components shall be available to supply the maximum County demand. For purposes of this section, individual Heating System components shall mean any of the following: a HTWG, a primary high temperature water pump, a secondary high temperature water pump, a heat exchanger, an expansion tank, an air separator, and any piping, valving, monitors, sensors or other equipment or devices associated with a Heating System component.

       d. During the cooling season, from April 1 of the current calendar year to October 30 of the current calendar year, individual Cooling System components shall be available 98% of the time. At no time during the cooling season shall more than one (1) chiller be out of service. Outside of the cooling season, individual cooling components shall be available 85% of the time. At all times sufficient Cooling System components shall be available to supply the maximum County demand. For purposes of this section, individual Cooling Systems components shall mean any of the following: a chiller, a primary chilled water pump, a secondary chilled water pump, an expansion tank, an air separator, a vertical turbine pump, a cooling tower cell with fan, a chiller starter and any piping, valving, monitors, sensors or other equipment or devices associated with a cooling system component.

       e. The electrical system shall be available 100% of the time.
          Individual electrical systems shall be available 99.5% of the time at all times. For purposes of this section, individual Electrical System components shall mean any of the following: a bus duct, a primary line capacitor, an (internal ADC) stepdown transformer, a 4160 Volt switchgear device, a 480 V switchgear device, a motor control center or components thereof.

       f. For purposes of Section 4.01 of this Specification, "available" shall mean ready for and capable of use in providing full service requirements up to the design capacity of the equipment.

4.02 Operation and Maintenance Reports

     The Contractor shall produce operating, maintenance and other reports on a daily, weekly, monthly, quarterly and annual basis. The form and content of such reports will be specified by the Owner. Such reports will be required from the date of the O&M Services Agreement award through the entire contract period. Each report shall contain historical data from the reporting period and prospective or predictive information for the next reporting period. The reports shall contain the information required by and be in a format approved by the Owner and may be revised as reasonably required. The Owner will specify the person or persons who will receive each of the reports. The Owner will require the following reports:

      a. Daily reports on Facility operation and maintenance activities shall be provided by the Contractor to the Owner. Daily reports will cover the twenty-four (24) hour period from 12:00 a.m. to 11:59 p.m. of the current day and will be available to the Owner by 8:00 a.m. of the following day.

      b. Weekly reports on Facility operation and maintenance activities shall be provided by the Contractor to the Owner. Weekly reports will cover the period from 12:00 a.m. Monday to 11:59 p.m. of the following Sunday and will be available to the Owner within twenty-four (24) hours of the end of the reporting period.

      c. Monthly reports on Facility operation and maintenance activities shall be provided by the Contractor to the Owner. Monthly reports will cover the period from 12:00 a.m. of the first day of the month to 11:59 p.m. of the last day of the month and will be available to the Owner within one (1) week of the end of the reporting period.

      d. Annual reports on Facility operation and maintenance activities shall be provided by the Contractor to the Owner. Annual reports will cover the period from 12:00 a.m. of the first day of the calendar year to 11:59 p.m. of the last day of the calendar year and will be available to the Owner within two (2) weeks of the end of the reporting period.

      e. Annual capacity reports and annual efficiency reports on each HTWG and on each Chiller. Capacity reports will require that each HTWG and each chiller be operated at full rated output capacity at least once during the year for a minimum duration of four (4) hours. Annual efficiency reports will require each HTWG and each chiller efficiency be measured at lease once during the year at outputs of 25%, 50%, 75% and 100% of rated capacity. The Contractor shall recommend and the Owner will approve the methods and procedures to be used to conduct the efficiency tests. Certified correct copies of the reports from both capacity and efficiency tests shall be provided to the Owner within one month of their completion. All capacity and efficiency tests may be run during the course of normal operations.

       f. Quarterly maintenance reports which shall detail the actual maintenance performed on each piece of equipment and machinery in the Facility during the preceding quarter. Such reports will follow the calendar year quarters and will be available to the Owner within one week of the end of the quarter.

       g. Monthly reports on situations encountered during the current month and the corrective action taken, if required. Such reports will be available to the Owner, if required, one week after the end of the month.

4.03 Routine and Periodic Operating Services

          The Contractor shall provide round-the-clock operating services consistent with equipment manufacturers recommendation and good work practices for the Facility. Operating Services shall include, but are not limited to, such activities as:

          a. Development of 24-hour operating shift manning schedules.

          b. Formulating and completion of shift logs.

          c. Routine operating and inspection tour schedules.

          d. Trend reporting and trend analysis.

          e. Periodic, but no less frequently than once every three months, firing and loading of each HTWG on oil.

          f. Walk down inspections of Facility and County systems.

             In addition, the Contractor will regularly coordinate with County operations personnel in the BMS control room to ensure compatibility between the Contractor's Facility operating plans and the County's BMS operating plans.

             All equipment, instruments, sensors and other devices used for the operation and maintenance of the energy facility shall be tested for proper performance or calibrated, as necessary, to meet contractual requirements or as required by the Owner.

4.04 Routine and Periodic Maintenance Services

     The Contractor shall keep the Facility in clean, neat and good condition and repair, as would be taken by a prudent owner who desires to keep and maintain said Facility for the duration of the O&M Services Agreement term. The Contractor shall perform all necessary maintenance within the Facility including, but not limited to, preventive maintenance, corrective maintenance, remedial maintenance and predictive maintenance, and make all necessary repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary and foreseen and unforeseen. Such maintenance includes, but is not limited to, replacement or repair of equipment and parts, components and subassemblies thereof, whether due to failure, wearout, unsuitability, expiration of useful life or other reasons. The Contractor shall submit a vibration analysis based predictive maintenance program for all rotating and reciprocating equipment. All Contractor repairs to the Facility will be at least equal in quality and class to the original work and will include the replacement of any components in need of replacement, so as to ensure that at all times the Facility will continuously meet all of the Midfield Terminal's Energy requirements. If possible, the Contractor shall schedule maintenance during off-peak airport periods.

4.05 Housekeeping

     The Contractor is responsible for Facility housekeeping. The Facility shall be maintained in a condition suitable for executive inspection/observations at all times.

4.06 Instrument Calibration and Testing

     The Contractor shall test and calibrate equipment and systems that are used for billing purposes employing instruments with calibration records traceable to the National Institute of Standards and Technology. Such equipment shall include all "BTU" meters, all temperature and all flow sensors and all electric consumption (kilowatt hours) meters. Calibration of instruments required for billing purposes shall be performed at least twice annually or more frequently if directed by the Owner. Heating System temperature sensors and flow sensors shall be calibrated during September and January of each year. Cooling System temperature sensors and flow sensors shall be calibrated in April and July of each year. Kilowatt hour meters shall be calibrated at least twice annually at approximately 6-month intervals.

4.07 Records

       a. The Contractor shall maintain the on-site record of the as-built Facility condition.

       b. The Contractor shall maintain both on and off site record files of the calibration and traceability for Facility operating and metering equipment. These record files shall be maintained for the duration of the O&M Services Agreement term. Certified correct copies shall be turned over to the Owner within ten (10) days of such a request and upon O&M Services Agreement expiration or termination.

       c. The Contractor shall maintain other records as may be required by Federal, State or Local requirements or required by the Owner.

       d. Records maintained on-site by the Contractor shall be housed in three (3) hour fire Rated cabinets or lockers. Records maintained off-site by the Contractor shall be maintained at locations and in the manner specifically approved by the Owner in writing.

       e. All records are the property of the Owner.

       f. The Contractor shall provide the Owner with a true and accurate copy of all records within five (5) working days of such a request and all Contractor records upon termination or expiration of the O&M Services Agreement.

4.08 Permits and Licenses

       a. The Owner has obtained a Waste Water Discharge Permit and an Air Pollution Control Discharge Permit for the Facility from Local authorities. All other permits and licenses that may be required for the Contractor to perform in accordance with the requirements of the Specification at the time of O&M Services Agreement award shall be obtained and paid for by the Contractor. Annual or periodic charges for renewal of either of the above permits are the responsibility of the Contractor.

       b. If, during the term of the O&M Services Agreement, additional Facility permits or licenses are required due to the enactment of new or amended existing Federal, State or Local laws, regulations or statutes, the Owner and the Contractor shall work together in obtaining such permits or licenses.

4.09 Consumable Supplies and Services

          Consumable supplies and services include, but are not limited to, such items as fuel oil used during the HTWG periodic firing and loading operation noted in Specification Section 4.03, water, trash collection, cleaning products and chemical treatment additives, whether needed for operation, maintenance or general housekeeping activities. Consumable items shall be furnished by the Contractor.

4.10 During the Operations Phase (on and after June 15, 1992) and for the duration of the O&M Services Agreement term, the Contractor shall operate and maintain the Facility on a round-the-clock basis. During round-the-clock operation, the Contractor shall at a minimum, have one (1) qualified individual assigned to and in the Facility at all times.

4.11 The Owner has provided office equipment which is expected to last the duration of the O&M Services Agreement service term. Such equipment is available for use by the Contractor and shall be maintained by the Contractor in proper working order throughout the O&M Services Agreement service term by the Contractor, except the energy management system computer, which shall be maintained by ADC.

4.12 Maintenance Exclusions

     The following items shall not be a requirement of this document and shall not be the Contractor's responsibility excepting, however, the Owner may require such services or additional services to be performed as a Contractor reimbursable expense without markup:

       1. Eddy current testing of chiller bundles

       2. Complete maintenance rebuild of chillers (complete teardown with replacement of all bearings and gaskets.)

       3. Refrigerant, exclusive of major losses of more than five pounds at one time, for replenishment due to minor leaks.

       4. Repairs to cooling tower basin or structure, or replacement of ceramic fill.

       5. Costs to upgrade equipment, exclusive of engineering and project management.

      6. Annual inspections and all maintenance to the capacitors and busduct.

4.13 Tools and Equipment

          The Owner has provided a full complement of tools and equipment for use by the Contractor. All tools and equipment are expected to last the life of the O&M Services Agreement. Therefore, replacement of tools which are broken, damaged, misplaced, lost or stolen is the responsibility of the Contractor. New tools or equipment may be purchased by the Contractor at any time. However, the contractor will be reimbursed as a reimbursable expense without markup, only if prior written approval has been received from the Owner. All existing and all new tools and equipment are the property of the Owner. The Contractor shall maintain a complete listing of all tools and equipment, including maintenance records.

5.0 Staffing and Subcontracting

     5.01 The Contractor shall have at least one (1) fully qualified individual in the Facility at all times during the Operation Phase. In addition, the Contractor shall have sufficient staff or firm agreements for such staff as needed to meet the objectives in Specification Section 4.01 under all conditions and at all times.

     5.02 Subcontracting is neither encouraged nor discouraged by the Owner. The Owner retains the right to review and accept or reject, with or without cause, any subcontractor selected by the Contractor. The Owner will hold the Contractor responsible to ensure that subcontractors conform to the same requirements as the Contractor to the extend that a function has been assigned to a subcontractor by the Contractor. The Owner may require the contractor to engage selected subcontractors for the performance of specialized activities.

     5.03 All personnel employed by or subcontracted by the Contractor shall be fully qualified, including holding any current National or manufacturer's certification and, if necessary, licensed to perform their function prior to an assignment in the Facility. Such personnel shall have the proper tools, training, equipment and experience to perform the work activity subcontracted. Personnel must meet the minimum qualifications for their job function as may be required by Federal, State or Local jurisdictional requirements.

     5.04 The Contractor shall state the level to which its operating and maintenance staff, including all subcontractors, are expected to be union affiliated. The Contractor shall also identify the expected union affiliation.

     5.05 The Contractor shall maintain availability to sufficient qualified staff to ensure that the Facility can be safely operated and maintained on a full-time basis in the event of a National, Local or other work stoppage at the Midfield Terminal Complex.

     5.06 The Owner retains the right to require the Contractor to submit key management personnel for Owner interviews prior to the Contractor's dedication to the services addressed in this Specification or the O&M Services Agreement.

     5.07 The Owner retains the right to require the Contractor to submit to utilize Major Equipment service organizations as providers of maintenance and/or annual inspection services. The Owner shall negotiate a basic contract for chiller preventive maintenance from Trane and such contract shall be assigned to the Contractor.

     5.08 On any equipment or device covered by a manufacturer's warranty, only manufacturer authorized ("factory") personnel shall perform maintenance or repair on the equipment or device if this is a condition of maintaining the warranty.

6.0 Programs and Procedures

     The Contractor shall develop, document and submit for Owner's approval the following comprehensive programs with accompanying procedures. The Owner's approval of any program(s) or procedure(s) does not constitute a change in the requirements of this Specification and does not relieve the Contractor from the responsibility of meeting the Requirements in this Specification or the O&M Services Agreement. Program and detailed procedures are required for the five (5) operating years beginning June 14, 1997.

     6.01 An operation program that must include procedures for ensuring Facility operation under Normal, Upset and Emergency Conditions which include, but are not limited to, the methods for interfacing with County personnel, the methods for ensuring twenty-four (24)-hour personnel availability, criteria for Owner notifications and control of warranty work. This program, or portions thereof, may require County review and acceptance.

          In all Emergency conditions, except a County declared emergency, Facility operation following the Emergency shall safeguard personnel and Facility equipment and be in accordance with Owner approved operation program procedures. In the case of a County declared emergency, Facility operation shall be reduced as required in the Midfield emergency procedures that have been reviewed by the Owner and the Contractor.

     6.02 A preventative maintenance (PM) program that must include a complete and comprehensive replacement parts program that meets the objective of Specification Section 4.01. The Program shall specify with particularity the schedule of maintenance for each major piece of equipment and machinery during each year, including a schedule of the number of employees assigned to the program. The Contractor is responsible for all preventative maintenance.

          The PM program should include, but not be limited to, the inspections and tests recommended by the equipment manufacturers and provide for accurate record keeping of the information. At a minimum, the program must address regular inspections of the following:

          a. High Temperature Water Generators

          b. Chillers and chiller motors, with at least annual cleaning ("punching") of chiller tube bundles.

          c. Energy Management System

          d. Cooling tower including fans, pumps, heaters and controls

          e. 4KV bus duct

          f. Hot and chilled water pumping skids and motors

          g. 4KV/480V switchgear

          h. Motor control centers and variable frequency drive

          i. Chilled water pumps and motors

          j. Heat exchangers

          k. High temperature water pumps and motors

          l. Chemical treatment equipment

          m. Metering equipment

          n. Condenser water filter

          6.03 A corrective maintenance (CM) program that meets the objective of Specification Section 7.01. Contractor is responsible for all corrective maintenance as well as all replacement parts for corrective maintenance. Owner plans to provide Boiler and Machinery insurance to cover losses in excess of $10,000.00, subject to the limitations and exclusion of the Owner's insurance policy.

          6.04 A predictive maintenance program, based on vibration analysis, for all rotating and reciprocating equipment.

          6.05 A training and annual retraining program for all personnel. These programs shall be implemented in a manner that ensures appropriate personnel are kept abreast of Major Equipment O&M developments as well as other important issues.

          6.06 An instrument calibration program and procedures.
               Instruments used for billing purposes must be calibrated with traceability to National Institute of Standards and Technology.

          6.07 An equipment and system walk-down to familiarize the Contractor with the facility.

          6.08 A listing of open work orders which are over 60 days aged from the date of issuance shall be provided to the Owner monthly. Contractor shall make its best efforts to complete such open work orders as soon as possible. All open work orders shall be completed within 90 days of issuance.

          6.09 An equipment storage program that includes the requirements for ensuring that spare parts and any other material held by the Contractor are stored in a manner that ensures the material can be used for its intended purpose when withdrawn from storage for Facility use. Since site storage facilities are extremely limited, the Contractor may require off-site storage facilities. If off-site storage is used, this Program shall also establish the level of Contractor control of such facilities and require the Contractor to have access to the storage facility on a round-the-clock basis.

          6.10 A safety program that includes the requirements that the Contractor shall utilize to ensure that all applicable Federal, State, Local and Midfield personnel safety regulations will be met.

          6.11 An Operations Phase daily log program that shall include the information required by Federal, State or Local jurisdictions, the County or the Owner. Log sheets shall be signed by Contractor personnel with responsibility during the log period. Copies of the Operations Phase logs shall be available in the Facility at all times and shall be provided to the Owner when requested.

          6.12 The Contractor shall maintain a permanent bulletin board within the Facility. Bulletin Board postings shall include all postings required by Federal, State, County and Local regulations and those required by the Owner and the Contractor.

          6.13 A water chemistry program for each hot water, chilled water or condenser water system, which addresses corrosion, pitting, scaling, dissolved solids, hardness, pH, conductivity and dissolved oxygen, and that provides a complete description of the operation and maintenance procedures that will be developed to ensure that Facility water meets all appropriate requirements including the following:

            1) Ferrous metal loss, as indicated by a corrosion coupon
               analysis method approved by the Owner, shall not exceed 1.5 mils per year.

            2) Copper metal loss, as indicated by a corrosion coupon analysis method approved by the Owner, shall not exceed 0.01 mils per year.

            3) Both ferrous and copper coupons shall be free of observable pitting.

            4) Corrosion coupons shall be analyzed every 90 days. If either corrosion limit is exceeded, or if pitting of the coupons is observed, Contractor agrees to pay Owner $10,000.00, not as a penalty but as liquidated damages, owing to the difficulty of assessing actual damages for each such incident.

          6.14 An environmental compliance program which meets or exceeds the requirements of all Local, County, State and Federal environmental rules and regulations applicable to the energy facility. This program should address, but not be limited to, the following areas:

            1) Air pollution

            2) Water pollution

            3) Industrial waste water management

            4) Hazardous waste

            5) Solid waste, including residual waste and municipal waste

            6) Management of ozone depleting substances

            7) Storage tanks

            8) Superfund issues

            9) Documentation

           10) Record keeping

           11) Other current or future applicable areas

               The Contractor's environmental program should address, but not be limited to, the requirements of each of the following:

               Clean Air Act (Federal) Clean Air Act Amendments of 1990 (Federal) Allegheny County Health Department Article XXI (County) Clean Water Act (Federal) Resource Conservation and Recovery Act (Federal) Solid Waste Management Act (PA) Storage Tank and Spill Prevention Act of 1989 (PA) Comprehensive Environmental Response, Compensation & Liability Act (Federal) Superfund Amendments and Reauthorization Act (Federal) Emergency Planning and Community Right-To-Know Act (Federal)

               Contractor shall maintain and operate all equipment within normal operating limits as stated by the equipment manufacturer, good work practices or applicable rule or regulation. Any environmental violation, exceedance or discharge caused by the Contractor due to operation outside of the normal operating limits or Contractor negligence or willful act shall be the responsibility of the Contractor to remedy, including payment of all fines or penalties, excepting equipment breakdown or malfunction.

7.0 Contractor Invoices and Other Submittals

     7.01 The Contractor shall provide the Owner with monthly invoices during each period of the service term. All invoices shall be in accordance with the pricing, terms and conditions of the O&M Services Agreement. Monthly invoices for all other services shall include the costs for the services provided during the invoice period. All invoice periods shall be from the first day of the calendar month to the last day of the calendar month. Contractor invoices will be paid by the Owner within 30 days following their receipt and verification.

     7.02 The Contractor shall provide the Owner with monthly certified correct County energy usage reports bearing the signature of the Facility Manager. These reports shall be based upon information from permanent Facility metering systems and equipment and shall be accurate within the calibration limits of the metering systems and equipment. This information will be used by the Owner for its own County energy usage billing purposes.

          The Contractor shall be liable and responsible for any Owner costs, penalties and/or lost revenue that results from omissions or errors in any Contractor programs including, but not limited to, errors in the Contractor's calibration programs or procedures for Facility metering systems and equipment whether or not those programs or procedures were previously approved by the Owner.

     7.03 The Owner will separately invoice and collect fees from the County.

     7.04 The Owner will directly receive and pay for utility services supplied by Duquesne Light Company and Peoples Natural Gas Company or any other gas supplier following usage information verification by the Contractor. The manner of and schedule for verification shall be agreed upon by the Owner and the Contractor.

     7.05 The Contractor will be reimbursed for service costs incurred as part of the services provided under the terms of this Specification and the O&M Services Agreement which:

            a. were not included in an Owner approved Contractor yearly budget but which the Owner subsequently directs the Contractor to incur. This type of reimbursable cost, when authorized by the Owner in writing, may include an Owner approved markup for the specific term.

            b. were not included in an Owner approved Contractor yearly budget but which the Contractor subsequently requests in writing and the Owner accepts as a reimbursable cost. This type of reimbursable cost, when approved by the Owner in writing, shall be without any Contractor markup.


     7.06 Each reimbursable cost item shall be individually listed in the Contractor's monthly invoice to the Owner. Such monthly invoice shall include the following at a minimum for each reimbursable item listed:

            a. The Contractor's actual cost, without markup, for the item.

            b. The Owner approved markup, if any, for the type of cost reimbursable item involved.

            c. The total cost to the Owner for the reimbursable item.

            d. A true and legible copy of the invoice received by the
               Contractor for the reimbursable item. Each such invoice shall be noted by the Contractor to indicate its acceptable receipt date of the reimbursable item and the Contractor's purchase order or other Contractor payment obligation for the reimbursable item.

            e. The Owner's document that authorized the item as a
               reimbursable cost.

          7.07 Costs that the Contractor incurs as part of the services provided under the terms of this Specification and the O&M Services Agreement which:

            a. were not included in an Owner approved Contractor yearly budget or

            b. were not previously approved by the Owner in writing as a reimbursable cost item

                    WILL NOT BE REIMBURSED TO THE CONTRACTOR!

          7.08 Daily, weekly, monthly, quarterly and annual reports shall be submitted to the Owner and in a form approved by the Owner. Reports shall include the Operation Phase. Schedule requirements for report initiation are included in Section 12.0 of this Specification. For additional report information, see Section
               4.02 of this Specification.

8.0 Liquidated Damages and Performance Guarantees

          8.01 The Contractor shall guarantee that services provided in accordance with this Specification shall meet all Specification requirements and shall not cause the Owner to be found in default of any of its Demonstration or its Operations Phase Agreement requirements.

          8.02 If the Facility is not able to operate and deliver energy in the amounts required by the County, except as provided for in this Specification, on any day during the service term, the Contractor shall pay the Owner $10,000 per day, for a maximum of 90 days, not as a penalty but as liquidated damages. This amount is fixed and agreed upon by the Owner and the Contractor because of the impracticability and extreme difficulty of fixing and ascertaining the actual damages that the Owner will sustain in such an event.

          8.03 The Contractor shall further warrant that if its commission or omission of services provided under the terms of the O&M Services Agreement and this Specification result in any damage or degradation to the Facility or to Facility systems and/or equipment, the Contractor shall, at no additional cost:

            a. Immediately notify the Owner of the commission or omission and of its affect on the Facility.

            b. Take the immediate short-term action(s) necessary to ensure personnel and Facility safety and to ensure that the Facility will be able to continue to provide the required level of energy to the County.

            c. Replace or repair, as the Owner may direct, affected Facility equipment and/or systems.

9.0 Facility Spare Parts, O&M Equipment and Furnishings

          9.01 The Contractor is responsible for all spare parts for equipment and furnishings in the energy facility. The Contractor shall supply the owner with the below comprehensive lists. Each listed item shall include a complete description, shelf life, and estimated cost and, when appropriate, a catalog or manufacturer's part number suitable for direct procurement of the listed item.

               a. Spare parts that the Owner should maintain available to ensure that the Facility can meet the operating objectives in Specification Section 4.01. This list should be divided into two parts: PART I for items that must be immediately available from site storage locations and PART II for items that must be made available within a specified time frame.

               b. O&M equipment, such as hoists, ladders, lifts, instruments, tools, etc. that should always be available in the Facility to enable efficient, effective and safe Facility O&M.

               c. Furnishings, such as chairs, files, desks, storage racks, storage cabinets, etc. not supplied by the Constructor that should be purchased and installed for efficient, effective and safe O&M of the Facility.

          9.02 The Contractor shall provide the Owner with any additional information pertaining to the above lists.

          9.03 The Owner reserves the right to directly purchase or to direct the Contractor to furnish any or all of the above items. All purchased items shall be the property of the Owner after they have been acceptably received by the Contractor. Items purchased by the Contractor shall be at the Contractor's expense or reimbursable as provided for in this Specification and the O&M Services Agreement.

          9.04 The Contractor shall receive and inspect all the above purchased items, whether purchased by the Contractor or the Owner, against their appropriate purchase requirements. For Owner purchased items, the Contractor shall notify the Owner of each acceptable and rejectable inspection.

          9.05 The Contractor shall develop and maintain an inventory (Inventory) that lists each of the above purchased items, whether purchased by the Owner or furnished by the Contractor. The Inventory shall include item costs and other information required by the Owner. The Contractor shall annually update the Inventory and provide the Owner with a certified correct copy.

          9.06 The Contractor shall immediately and at no cost to the Owner replace each Inventory item that is withdrawn for Facility use, lost, worn out, expired or otherwise not available for use or usable in the Facility.

          9.07 The Contractor shall furnish storage facilities for all spare parts and other material needed to be stored for the Facility, regardless of the purchaser of the part(s) or material. The Contractor's Inventory list described in this Specification Section shall identify the location for all stored items and the Contractor shall maintain stored material and items in accordance with the requirement of the Equipment Storage Program described in this Specification Section 5.0.

          9.08 The Contractor shall furnish all on-site and, if necessary, all off-site storage facilities at no additional cost to the Owner.

10.0 Service Termination

         10.01 The Owner reserves the right to terminate the Contractor's services without further recourse or claim from the Contractor if the Facility is purchased by the County during the term of the O&M Services Agreement. The Owner agrees to provide the Contractor up to forty-five (45) days notice of this event. If the Facility is purchased by the County, the County will have no obligation to continue the Contractor's services.

         10.02 The Owner further reserves the right to terminate the Contractor's services with or without cause during the term of the O&M Services Agreement or without cause at the end of the service term, and the Contractor will have no recourse or claim against the owner.

         10.03 The Contractor agrees to support the Owner or the County in an orderly transition of O&M service responsibility in the event of termination for any reason, default or expiration of the O&M Services Agreement, including provision of sufficient interface to provide a seamless transition.

11.0    Insurance

         11.01 The Contractor and any of it's subcontractors shall obtain and pay all premiums for the following insurance:

                 a. Workers Compensation to Pennsylvania statutory limits for all Contractor and subcontractor employees in full compliance with Workers Compensation and Occupational Diseases Act of the Commonwealth of Pennsylvania..

                 b. Comprehensive General Liability to a limit of not less
                    than $1,00,000 per occurrence and $2,000,000 aggregate, for all Contractor and subcontractor employees.

                 c. Automobile liability on Contractor or subcontractor for all owned, not-owned or hired vehicles with a combined single limit of not less than $1,000,000 per occurrence.

                 d. Employer's liability Insurance with a limit of not less than $500,000.

                 e. Excess liability insurance with a limit of not less than
                    $3,000,000.

         11.02 Receipts from Contractor insurance claims shall be used exclusively for repair or replacement of the Facility, or as directed by the Owner.

         11.03 All Insurance carried by the Contractor shall name the Owner and the County, its Commissioners, as additional insureds and shall be placed with companies acceptable to the Owner.

         11.04 Each Contractor Insurance policy shall include a provision that requires the carrier to immediately notify the Owner in the event of a policy cancellation or of a possible policy termination or material alteration within 30 days. On an annual basis, the Contractor shall supply the Owner with documentation, acceptable to the Owner, that confirms that the insurance requirements in this Specification Section 11.0 will be met for at least the next twelve (12) month period. The Contractor insurance information shall include, but not be limited to, the following:

               a. Name of the insurance company

               b. Number of policy

               c. Date of insurance policy

               d. Expiration date of the insurance policy

               e. Limits of liability or amount of coverage provided

               f. Nature of coverage, including special hazards, if required

               g. Specifications of all deductibles

               h. Additional insured interest of the Owner and the County, except under Workers Compensation policy.

         11.05 Contractor agrees to comply promptly with all safety recommendations made by the Owner, the County or their insurers

         11.06 Owner shall be responsible for obtaining and maintaining all property insurance related to the Energy Facility.

12.0 Other Items

    12.01 The Contractor shall develop the following programs that meet the appropriate Federal, State, Local and Midfield regulations:

          a. Drug and Alcohol Abuse Program

          b. Affirmative Action Program

          c. Civil Rights Program (See Specification Attachment E)

          d. Sexual Harassment Program

          e. Occupational Safety and Health

          f. Other programs as required by Owner or to meet existing or future rules and regulations applicable to the energy facility.

          The Contractor shall comply with and conduct its operations in compliance with all present and future laws, ordinances, orders, directives, rules and regulations of the United States of America, Commonwealth of Pennsylvania, political subdivisions (including the County), authorities and their respective agencies, departments, authorities or commissions of the foregoing, applicable to or affecting directly or indirectly the Owner or its operations and activities on or in connection with the Facility premises.

    12.02 The Contractor shall ensure that services furnished in accordance with this Specification and the O&M Services Agreement are in accordance with the applicable requirements of the Federal Aviation Administration.

    12.03 The Owner has classified as confidential all information pertaining to this Specification and the O&M Services Agreement. Such information has been or will be made available by the Owner to the Contractor and subsequently may be made available by the Contractor to others on a strict need-to-know basis. Any organization or party receiving such information is not to divulge any portion thereof without the prior and express written consent of the Owner. Any organization or party no longer needing confidential information pertaining to this Specification or the O&M Services Agreement shall return such information to the Owner.

    12.04 The Contractor shall execute and file in the Office of the Prothonotary of the Court of Common Pleas of Allegheny County, a waiver of the right to file a mechanic's lien which shall be effective against claims by the Contractor and all subcontractors, materialmen and workers arising out of any work or service provided under the terms of this Specification and the O&M Services Agreement. The Contractor shall indemnify, hold harmless and defend the Owner and the County from any and all claims, liens or charges of any nature whatsoever arising out of any work or service provided in accordance with this Specification and the O&M Services Agreement.

    12.05 Indemnification

          An indemnification provision is contained in the O&M Services Agreement that is included as Attachment G of this Specification.

    12.06 Purchasing

          The Contractor shall purchase and directly pay for goods, services and spare parts for the facility operation and maintenance as required by the O&M Services Agreement and this Specification.

    12.07 Engineering

          The Contractor shall have engineering responsibility and shall provide all required engineering for evaluation, analysis or resolution of operating conditions encountered and any equipment modification, replacement or addition. Additionally, the Contractor shall make recommendations to the Owner that are intended to make Facility operation and maintenance less costly without sacrificing quality, reliability or availability of energy output.

    12.08 Accounting/Bookkeeping/Auditing

          The Contractor shall insure that the systems utilized for billing, collection, payment and record keeping meet generally accepted accounting and bookkeeping practices. The Owner reserves the right to specify and approve the systems used by the Contractor.

    12.09 Budgeting and Planning

          On a yearly basis the Contractor shall provide the Owner with an annual operating and maintenance plan (Plan) and an annual operating and maintenance budget (Budget). Each Plan and Budget shall be submitted to the Owner on or before April 1st for the Operating year beginning on the following June 15th. The yearly Plan and Budget submittals shall be in a form approved by the Owner. Each Budget dollar total shall be the quoted term Budget plus the quoted escalation for that term.

          Each Plan shall, at a minimum, include a description of and schedule for significant operating and maintenance activities the Contractor plans to perform during next operating year and a description of the level of Contractor and subcontractor support that will be necessary during the next operating year.

          Each Budget shall, at a minimum, include the same level of detail that the Contractor provided with its proposal with emphasis on and an explanation for line item changes since its proposal submittal. No increase in the total Budget will be accepted by the Owner. 12.10 Access Control

          The Contractor shall grant both Owner and County personnel access to the Facility at all times. In addition, the Contractor shall grant the Owner the right to review all information and documentation relating to the Facility that may be in the Contractor's possession or control at any time.

    12.11 Security

          The Contractor will maintain the energy facility as a secure installation and shall limit access to Owner and County personnel or workmen performing work activities with the facility.

    12.12 Force Majeure

          Neither the Owner nor the Contractor shall be liable to the other for any failure, delay, or interruption in performing its obligations hereunder caused by uncontrollable forces. For purposes of this section, the term "uncontrollable forces" shall mean any cause beyond the control of the Owner or the Contractor, including flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, restraint by Court Order or public authority. Nothing herein shall be construed so as to require Contractor to settle any strike or labor dispute in which it may be involved; provided however, that Contractor will take whatever action is necessary and available to assure the continued operation of the Facility during the period of any labor dispute.

    12.13 Assignment

          Contractor responsibilities described in this Specification and in the O&M Services Agreement may not be assigned by the Contractor without the prior written consent of the Owner.

    12.14 Attachments

          The Attachments listed in the Table of Contents of this Specification are included herewith and made a part hereof.

13.0 Performance Evaluation

     13.1 At least once annually, and more frequently if deemed necessary or desired by the Owner, a comprehensive performance evaluation of the Contractor will be conducted by the Owner. The evaluation will usually be conducted in July and will generally follow the evaluation document titled, "Allegheny Development Corporation, Operations and Maintenance Contractor Annual Comprehensive Review and Evaluation", found in Attachment G to this Specification.

          The purpose of this performance evaluation will include the following:

            1. Determination of Contractor's compliance with the
               Specification and all other Agreement Documents. Non-compliance shall be a cause for termination of the Contractor.

            2. Evaluation of the Facility Manager. An unsatisfactory O&M
               Contractor evaluation may be cause for dismissal of the Facility Manager.

            3. Determination of qualification of the Contractor for cost savings sharing, should a cost savings sharing program exist.